                                                                     Exhibit 11


                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

Earnings Per                     THREE MONTHS ENDED           SIX MONTHS ENDED
Common Share                            JUNE 30                   JUNE 30
                                  2004          2003         2004         2003
                                  ----          ----         ----         ----
    Basic                      $   0.15       $   0.02    $   0.24     $   0.05

    Average Shares
    Outstanding                 822,250        822,250     822,250      822,250

    Diluted                    $   0.15       $   0.02    $   0.24     $   0.05

    Average Shares
    Outstanding                 822,250        822,250     822,250      822,250